Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

(Carthage Plant and Murvaul Trunkline)

between

MARLIN MIDSTREAM, LLC,

as Seller,

and

AMP ETX GATHERING, LLC

as Buyer

Dated as of August 4, 2016

Table Of Contents

ARTICLE I		1
1.1	Defined Terms	1

ARTICLE II TRANSFER OF PURCHASED ASSETS AND AGGREGATE CONSIDERATION		12
2.1	Sale of Purchased Assets	12
2.2	Excluded Assets	12
2.3	Consideration	12
2.4	Allocation	12
2.5	Non-Assignable Assets	13

ARTICLE III CLOSING		13
3.1	Closing	13
3.2	Deliveries by Seller	13
3.3	Deliveries by Buyer	15
3.4	Prorations	16
3.5	Reimbursement	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		16
4.1	Organization	16
4.2	Authorization	16
4.3	No Conflicts or Violations; No Consents or Approvals Required	16
4.4	Absence of Litigation	17
4.5	Brokers and Finders	17
4.6	Permits	17
4.7	Compliance with Environmental Laws and Other Applicable Laws	17
4.8	Removal of Liens Securing Indebtedness for Borrowed Money	17
4.9	Non-Foreign Person	17
4.10	Third-Party Options	17
4.11	Title to Personal Property	17
4.12	Real Property	18
4.13	Rights-of-Way	18
4.14	Environmental Matters	19
4.15	Shared Facilities	20
4.16	Delivery of Documents	20
4.17	Taxes	20
4.18	ERISA	21
4.19	Seller’s Acknowledgement of Fair Value	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		21
5.1	Organization	21
5.2	Authorization	21
5.3	No Conflicts or Violations; No Consents or Approvals Required	22

i

5.4	Absence of Litigation	22
5.5	Brokers and Finders	22
5.6	Shared Facilities	22

ARTICLE VI COVENANTS		22
6.1	Additional Agreements	22
6.2	Further Assurances	22
6.3	Tax Matters	23
6.4	Cooperation on Litigation and Other Actions	23
6.5	Retention of and Access to Records	23
6.6	No Obligation to Hire Employees; No Liability for Seller’s Employee-Related Liabilities	24
6.7	Agreements Concerning the Shared Facilities	24
6.8	Right of First Offer to Purchase	31
6.9	License Agreement	33
6.10	WAIVERS AND DISCLAIMERS	34

ARTICLE VII INDEMNIFICATION		35
7.1	Indemnification of Buyer and Seller	35
7.2	Defense of Third-Party Claims	35
7.3	Direct Claims	36
7.4	Limitations	36
7.5	Exclusive Remedy; Waiver	37
7.6	Express Negligence	38
7.7	Conspicuous Disclosure	38
7.8	Tax Related Adjustments	39

ARTICLE VIII MISCELLANEOUS		39
8.1	Expenses	39
8.2	Notices	39
8.3	One Integrated Agreement; Severability	39
8.4	Governing Law	40
8.5	Confidentiality	40
8.6	Parties in Interest	41
8.7	Assignment of Agreement	41
8.8	Counterparts	41
8.9	Integration	41
8.10	Amendment; Waiver	41

ARTICLE IX INTERPRETATION		41
9.1	Interpretation	41
9.2	References, Gender, Number	42

ii

SCHEDULES:

Schedule 1.1	Excluded Assets
Schedule 1.2	Knowledge
Schedule 1.3	Permits
Schedule 1.4	Permitted Encumbrances
Schedule 1.5	Purchased Assets
Schedule 4.12(a)	Real Property
Schedule 4.12(b)	Eminent Domain
Schedule 4.13(a)	Rights‑of‑Way
Schedule 4.13(b)	Exceptions to Rights‑of‑Way
Schedule 4.14	Environmental Matters
Schedule 6.7	Separation Activities
Schedule 6.7(a)	Seller Facilities Located on the Panola I Inlet Area Parcel
Schedule 6.7(c)	Downstream Residue Pipelines and Interconnects
Schedule 6.7(h)	Insurance Requirements for the Shared Facilities
Schedule 6.9	Purchased Assets Subject to License Agreement

iii

ASSET PURCHASE AND SALE AGREEMENT

(Carthage Plant and Murvaul Trunkline)

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 4, 2016, is made and entered into by and between Marlin Midstream, LLC, a Texas limited liability company (“Seller”), and AMP ETX Gathering, LLC, a Delaware limited liability company (“Buyer”). The above‑named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell, transfer and convey to Buyer certain assets including and related to its 100MMcf/d Carthage cryogenic processing plant located in Panola County, Texas (the “Panola I Plant”) and its Murvaul Trunkline pipeline, compression and gathering facilities located in Panola and Rusk Counties, Texas, and rights in and to certain properties, all of which are more particularly described and defined collectively herein as the “Purchased Assets,” subject to Buyer’s payment of the Purchase Price and assumption of certain obligations and liabilities of Seller related to the Purchased Assets, all of which are more particularly described and defined herein as the “Assumed Liabilities;” and

WHEREAS, Buyer wishes to purchase and acquire the Purchased Assets from Seller, and in consideration therefor pay the Purchase Price and assume and agree to pay and discharge the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby undertake and agree as follows:

ARTICLE I

1.1Defined Terms.  Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

“Action” means any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Affiliate” means, with to respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

“Allocation” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the preamble.

“Align” means Align Midstream Partners, LP, a Delaware limited partnership, and the indirect parent entity of Buyer.

“Ancillary Documents” means, collectively, Buyer Ancillary Documents and Seller Ancillary Documents.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.

“Assumed Liabilities” means all of the following Liabilities arising out of or relating to the Purchased Assets other than the Excluded Liabilities, provided that, in the case of Liabilities identified in clauses (a) and (c) of this definition such Liabilities first arise, accrue and become due and payable from and after the Effective Time:

(a)all Liabilities associated with the Purchased Assets in respect of Taxes for periods commencing on or after the Effective Time, except any and all Taxes (including Transfer Taxes) arising from or as a result of the transactions contemplated under this Agreement;

(b)all Liabilities of employees, agents or contractors engaged by or on behalf of Buyer providing services in respect of the Purchased Assets;

(c)all other Liabilities arising out of any Action or Claim relating to the ownership or operation of the Purchased Assets by Buyer on or after the Effective Time or the business conducted or operated by Buyer using any of the Purchased Assets on or after the Effective Time;

(d)excepting only Buyer Indemnified Costs, (i) all Liabilities to the extent that they relate to title to the Rights‑of‑Way, or the terms or conditions of the Contracts for the Rights‑of‑Way, and (ii) Liabilities arising or attributable to the period following the Closing under or in connection with the TEPPCO Interconnection Agreement; and

(e)excepting only Buyer Indemnified Costs, all Liabilities to the extent that they first arise, accrue and become due and payable from and after the Effective Time in connection with the Purchased Assets related to the following:

(i)the condition of the Purchased Assets;

(ii)compliance with Environmental Laws or other Applicable Laws; and

(iii)compliance with Environmental Permits or other Permits.

“Assumption Agreement” means that certain Assumption Agreement between Seller and Buyer.

“Bank” means Wells Fargo Bank, National Association, and any successor thereto, as Administrative Agent under the Credit Agreement.

“Bank Consent” means the Consent of the Bank under the Credit Agreement to the transactions contemplated by this Agreement, and any payoff letter furnished by the Bank, in form and substance satisfactory to Buyer.

“Bill of Sale” means that certain Bill of Sale between Seller and Buyer, dated as of the date hereof.

“Business Day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.

“Buyer” has the meaning set forth in the preamble.

“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Buyer, or its Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by Buyer, or its Affiliates, in connection with this Agreement or the Closing.

“Buyer Indemnified Costs” means (a) any and all damages, losses, Claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including costs of Remediation, court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of Buyer Indemnified Parties incurs and that arise out of or relate to any (i) breach of a representation, warranty or covenant of Seller in this Agreement or in any Seller Ancillary Document, subject in all respects to any limitations imposed in Section 7.4 or elsewhere in this Agreement, or (ii) Excluded Assets or Excluded Liabilities, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.  Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of a third-party claim for Special Damages).

“Buyer Indemnified Parties” means Buyer, its Affiliates, and its and their respective shareholders, members, partners, officers, directors, managers, employees, agents, representatives and invitees of each of the foregoing (and including their respective successors and assigns,  but excluding any member of the Seller Indemnified Parties).

“Change of Control” means a transaction is consummated by which (a) Align or any controlled Affiliate of Align merges or consolidates with any other Person other than an Affiliate of Align and is not the surviving person (or survives only as the subsidiary of another Person) or

(b) any Person or group acting together which is not an Affiliate of Align (i) becomes the direct owner of fifty percent (50%) or more of the outstanding voting securities (or fifty percent (50%) or more of the equity, economic or equivalent interest) of Align or any controlled Affiliate of Align, or (ii) acquires, either alone or in conjunction with others, direct control of Align or any controlled Affiliate of Align.  For the avoidance of doubt, (x) a transfer pursuant to Section 6.8(d) and (y) a merger, consolidation or transfer of securities of any Affiliate directly or indirectly controlling Align shall not be deemed to be a Change of Control.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Confidential Information” has the meaning set forth in Section 8.5.

“Consents” means all notices to, authorizations, consents, Orders, approvals or waivers of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents, approvals or waivers of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto, and includes any of the foregoing that constitute or affect the Rights‑of‑Way.

“Credit Agreement” means that certain Credit Agreement, dated as of February 27, 2015, by and among Azure Midstream Partners, LP (formerly known as Marlin Midstream Partners, LP), the financial institutions from time to time party thereto and the Bank, as amended to date.

“Debt” means, with respect to Seller, all obligations and liabilities of Seller taken as a whole, whether matured or unmatured; liquidated or unliquidated; disputed or undisputed; secured or unsecured; senior or subordinated; absolute, fixed or contingent; full‑recourse, limited-recourse, or non-recourse; and whether or not required to be disclosed pursuant to generally accepted accounting principles.

“Deed” means that certain Special Warranty Deed, dated as of the date hereof, executed by Seller to Buyer to evidence and give effect to all conveyances to Buyer of fee interests in the Real Property.

“Dispute” means any and all disputes, Claims, controversies and other matters in question between Seller, on the one hand, and Buyer, on the other hand, arising out of or relating to this Agreement, any Ancillary Document or the alleged breach hereof or thereof, or in any way relating to the subject matter of this Agreement or any Ancillary Document regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

“Effective Time” has the meaning set forth in Section 3.1.

“Employee-Related Liabilities” has the meaning set forth in Section 6.6.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health or the environment, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended and in effect from time to time, and any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“Excluded Assets” means those assets listed and described on Schedule 1.1.

“Excluded Liabilities” means the following Liabilities, all of which are retained by Seller and are not being assumed by Buyer:

(a)any Liabilities arising or accruing under any of the Permits prior to the Effective Time;

(b)any Liabilities arising or accruing at any time under any Contracts of Seller that are not assigned to and assumed by Buyer in writing; provided, that all Liabilities (i) arising or accruing under the Contracts for the Rights‑of‑Way which have been or following the Closing are assigned to Buyer pursuant to the terms of this Agreement are assumed by Buyer subject to the representations and warranties made by Seller in this Agreement and (ii) arising or accruing after the Closing under or in connection with the TEPPCO Interconnect Agreement are assumed by Buyer subject to the representations and warranties made by Seller in this Agreement; and such Liabilities described in the foregoing clause (i) and clause (ii) constitute Assumed Liabilities;

(c)Liabilities arising from or relating to (i) any offsite transportation, treatment, recycling or disposal of Hazardous Materials, or arrangement therefor  occurring before Closing, (ii) any alleged personal injury, disease, or property damage arising from exposure to or the release of any Hazardous Material before the Closing, and (iii) Actions or Claims arising from non-compliance with Applicable Laws, Environmental Laws, Environmental Permits, or other Permits occurring before the Closing with respect to the ownership, operation or condition of the Purchased Assets, except to the extent that (A) the remedy sought in connection therewith is limited to investigation, Remediation, cleanup or monitoring of Hazardous Materials, at, in, on or under, or migrating from the Purchased Assets, or other correction, repair, or modification of the physical condition of the Purchased Assets, and (B) such Liabilities do not arise from a breach of Seller’s representations and warranties in this Agreement;

(d)any asserted or unasserted Liabilities to third parties (including employees) for personal injury or tort, or similar causes of action arising out of Seller’s ownership or operation of the Purchased Assets prior to the Effective Time;

(e)any Liabilities of Seller in any pending Claims;

(f)any Liabilities relating to the employment or termination of employment of any of Seller’s or its Affiliates’ employees, including Liabilities under any employee benefit plans (as defined in Section 3(3) of ERISA), Liabilities for discrimination, wages, overtime, accrued vacation or sick days, retirement savings plans, employment Taxes, severance pay, wrongful discharge, unfair labor practices, or wrongful constructive termination by Seller;

(g)any Liability of Seller for Taxes, any Liability for Taxes relating to the Purchased Assets prior to the Effective Time and any Transfer Taxes as provided in Section 6.3(a);

(h)any Employee-Related Liabilities;

(i)any Liability arising from or related to the Excluded Assets; and

(j)any Liability relating to gas imbalances with respect to the Purchased Assets accruing prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 7.4(b).

“Gas Processing Agreements” means the gas processing agreement between Buyer (as processor) and Seller (as shipper) and/or the reciprocal gas processing agreement between Buyer (as shipper) and Seller (as processor), each dated as of the date hereof.

“Gas Transportation Agreement” means that certain gathering agreement between Buyer (as gatherer) and Seller (as shipper), dated as of the date hereof.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Guarantor” means Azure Midstream Partners, LP, a Delaware limited partnership.

“Guaranty” means that certain Guaranty, dated as of the date hereof, executed by Guarantor.

“Hazardous Materials” means any chemicals, materials or substances, whether waste materials, raw materials or finished products, that are (a) regulated under Environmental Laws; (b) defined as or included in the definition of “hazardous substances,” “extremely hazardous substances,” “hazardous materials,” “hazardous wastes,” “solid wastes,” “special waste,” “oil and gas waste,” “oil and gas NORM (naturally occurring radioactive material) waste,” “hazardous oil and gas waste,” “toxic substances,” “toxic pollutants,” “pollutants,” or “contaminants,” as those words are used or defined under any Environmental Law; or (c) any substance, material or waste which is or contains:  (i) petroleum, oil or any fraction thereof, (ii) radioactive materials (including naturally occurring radioactive materials); (iii) asbestos or asbestos containing materials; (iv) polychlorinated biphenyls; or (v) other materials, substances or wastes which as situated pose an imminent threat to health or the environment under Environmental Laws.

“Indemnified Costs” means Buyer Indemnified Costs and Seller Indemnified Costs, as applicable.

“Indemnified Party” means Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Interconnection Facilities” has the meaning set forth in Section 6.7(d).

“Knowledge,” “known to” or similar terms, whether or not capitalized, refer to matters that are within the actual knowledge, without imputing or assuming knowledge, of Seller’s officers and Buyer’s officers listed on Schedule 1.2, after reasonably inquiry by each such individual.

“Liabilities” means any direct or indirect liabilities, STRICT LIABILITY (INCLUDING STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAWS), indebtedness, obligations, expenses, Claims, defaults, deficiencies or guaranties of or by any person of any type, whether accrued, deferred, absolute, contingent or otherwise, and including costs of Remediation, court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, encumbrance, restriction on transferability, charge or claim of any nature whatsoever on any property or property interest.

“Material Adverse Effect” means any material adverse change, circumstance, effect or condition (a) in or relating to the Purchased Assets or the assets, financial condition, results of operations, or business of any Party, or that materially impedes the ability of any Party to consummate the transactions contemplated hereby or (b) results or would result in Indemnified Costs to a Party in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), other than any change, circumstance, effect or condition in the gathering, processing, treatment, refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, or the transportation or processing of any such materials or substances, industry margins or any regulatory changes or changes in Applicable Law) or in United States or global economic conditions or financial markets in general.

“Mcf” means one thousand cubic feet of natural gas

“Mcf/d” means one thousand cubic feet of natural gas per day.

“MMBtu” means one million British Thermal Units.

“MMcf” means one million cubic feet of natural gas.

“MMcf/d” means one million cubic feet of natural gas per day.

“NGL Balancing Agreement” has the meaning set forth in Section 6.7(f)(v).

“NGL Marketing Agreement” means that certain NGL Marketing Agreement between Seller and Buyer, dated as of the date hereof.

“NGL Pipeline and Interconnect” means that certain natural gas liquids pipeline and related interconnection to be conveyed by Seller to Buyer on the Closing Date described as the “Turkey Creek P1 NGL Pipeline and Enterprise NGL Meter” (P Marlin Meter, Legacy Code 04614005).

“Offered Interests” has the meaning set forth in Section 6.8(c)(i).

“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Panola I Plant” has the meaning set forth in the recitals.

“Panola II Plant” means that certain 120MMcf/d Carthage cryogenic processing plant located in Panola County, Texas owned and to be retained by Seller on the Closing Date and which does not constitute part of the Purchased Assets.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means those permits, Environmental Permits, licenses, operating authorizations and similar rights identified on Schedule 1.3.

“Permitted Encumbrances” means (a) the terms and conditions of the Rights-of-Way; (b) required third party consents to assignment and similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties or, if affirmative consent is not required and consent may be deemed after the satisfaction of specified conditions, required notices have been given to the holders of such rights, and the appropriate time period for asserting such rights has expired without an exercise of such rights and all other requirements are met for deemed consent, (ii) that are not applicable to the transactions provided in the Transaction Documents, or (iii) as to such required third party consents, if the failure to obtain such consent would not render the transfer of the affected asset void or voidable, give rise to a claim for liquidated damages, or cause a termination or loss of the affected asset in a manner that would be material to the operation of the Purchased Assets; (c) Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business with all requirements met to preclude the imposition of any Lien and referenced on Schedule 1.4; (d) conventional rights of reassignment upon final intention to abandon or release the Purchased Assets, or any of them that accrue after the Effective Time; (e) such matters as Buyer may specifically waive in writing pursuant to the terms of this Agreement; (f) all Applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Purchased Asset in any manner, (ii) by the terms of any Permit, or by any provision of Applicable Law, to terminate such Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Purchased Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Purchased Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit; (g) rights of a common owner of any interest in any Rights‑of‑Way; (h) easements, conditions, covenants, restrictions, servitudes, permits, rights‑of‑way, surface leases and other rights in the Purchased Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, (in each case) that do not materially impair the use or operation of the Real Property portion of the Purchased Assets as currently operated; (i) zoning and planning ordinances and similar regulations of any Governmental Authority having jurisdiction over any property; (j) any encumbrances which are discharged, released or cured by Seller, Buyer or their Affiliates at or prior to Closing; and (k) such other encumbrances, defects or other matters that are minor defects and irregularities in title or other restrictions that do not materially and adversely affect the ownership, operation, use, financing or transfer of the Purchased Assets.

“Person” means a natural person or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Assets” means the assets listed and described on Schedule 1.5.

“Qualified IPO” means the closing of a firm underwritten public offering of the securities of Buyer or its Affiliate or their successor pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor statute.

“Real Property” means, collectively, the “Panola I Inlet Area Parcel” and the “Panola I Plant Parcel,” each of which is more particularly described on Schedule 4.12(a).

“Remediation” means the removal, abatement, response, investigation, cleanup, monitoring, reporting, and other activities undertaken to address and/or respond to releases or threatened releases of Hazardous Materials or violations of Environmental Laws.

“Right-of-Way Assignments” means one or more Right‑of‑Way Assignments, dated the date hereof, between Seller and Buyer pursuant to which Seller conveys, transfers and assigns to Buyer its rights in and to the Rights-of-Way.

“Rights-of-Way” means rights-of-way, easements, surface rights, rights of access and similar rights included within the Purchased Assets as may be evidenced by any Contract or Order, which are listed on Schedule 4.13(a), but excluding in all respects the Real Property listed on Schedule 4.12(a); and provided that the Rights-of-Way do not constitute “personal property” pursuant to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Seller, or its Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by Seller, or its Affiliates, in connection with this Agreement or the Closing.

“Seller Indemnified Costs” means (a) any and all damages, losses, Claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of Seller Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of Buyer in this Agreement or in any Buyer Ancillary Document, subject in all respects to any limitations imposed in Section 7.4 or elsewhere in this Agreement, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.  Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of a third-party claim for Special Damages).

“Seller Indemnified Parties” means Seller, its Affiliates, and its and their respective shareholders, members, partners, officers, directors, managers, employees, agents, representatives and invitees of each of the foregoing (and including their respective successors and assigns,  but excluding any member of the Buyer Indemnified Parties).

“Seller Panola I Inlet Facilities” has the meaning set forth in Section 6.7(b)(i).

“Separation Activities” has the meaning set forth in Section 6.7(a).

“Shared Facilities” has the meaning set forth in Section 6.7.

“Shared Facilities Memorandum” means a memorandum outlining the material terms of Section 6.7 and recorded in the official public records of Panola County, Texas promptly following the Closing.

“Special Damage” means any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues.

“Surface Rights” means and includes the easements, permits, licenses, servitudes, rights‑of‑way, surface leases, and any other surface rights as may be granted or created under any Contract which cover or relate to the Shared Facilities (or to the ownership, maintenance, development, operation, or abandonment thereof).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, form or information statements filed or required to be filed with a Taxing Authority relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“TEPPCO Interconnection Agreement” means that certain Connection Agreement, dated as of August 1, 2006, between Panola Pipeline Company and URS Field Services, LLC.

“TEPPCO Interconnection Agreement Assignment” means that certain Assignment and Assumption of TEPPCO Interconnection Agreement between Seller and Buyer, dated as of the date hereof.

“Third-Party Action” has the meaning set forth in Section 7.2.

“Transfer of Interest” means (a) any conveyance, assignment, transfer, exchange or other disposition of all or substantially all of the assets of Align and its controlled Affiliates as a whole or (b) a Change of Control of Align.

“Transaction Documents” means this Agreement, the Deed, the Right‑of‑Way Assignments, the Bill of Sale, the Assumption Agreement, the Gas Transportation Agreement, the Gas Processing Agreements, the Transition Services Agreement and the other Buyer Ancillary Documents and Seller Ancillary Documents.

“Transfer Notice” has the meaning set forth in Section 6.8(a).

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, conveyance, and other similar Taxes, duties, fees or charges.

“Transition Services Agreement” means that certain Transition Services Agreement between Seller and Buyer, dated as of the date hereof.

“URS Field Services, LLC” is the predecessor name for Seller.

ARTICLE II

TRANSFER OF PURCHASED ASSETS AND AGGREGATE CONSIDERATION

2.1Sale of Purchased Assets.  Subject to all of the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from Seller, the Purchased Assets.

2.2Excluded Assets.  The Purchased Assets shall not include, and Seller reserves and retains all right, title and interest in and to, and obligations arising under, the Excluded Assets.

2.3Consideration.

(a)The aggregate cash consideration to be paid by Buyer to or for the benefit of Seller for the Purchased Assets shall be Forty-Four Million Nine Hundred Twenty Five Thousand and No/100 Dollars ($44,925,000.00), subject to adjustment as provided herein (the “Purchase Price”).

(b)The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the account or accounts specified by Seller to Buyer in writing prior to the Closing Date.

(c)Buyer’s assumption of the Assumed Liabilities as set forth herein shall be considered additional consideration to Seller for the purchase and sale of the Purchased Assets.

2.4Allocation.  The Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account by the Code), shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate the “Allocation”).  The Allocation shall be delivered by Seller to Buyer within sixty (60) days after the Closing Date for Buyer’s approval, which approval shall not be unreasonably withheld.  Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation.  If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Allocation will reflect such adjustment as mutually agreed by Seller and Buyer.  Seller and Buyer shall file all Tax Returns (including IRS Form 8594) consistent with the Allocation.  Neither Seller nor Buyer shall take any Tax position inconsistent with such Allocation and neither Seller nor Buyer shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Seller or Buyer from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Seller nor Buyer shall be required to litigate before any court a proposed deficiency or adjustment by any taxing authority challenging such Allocation.

2.5Non-Assignable Assets.

(a)To the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of Applicable Law, or would require the Consent of a Person who is not a party to this Agreement, and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.

(b)To the extent any of the Purchased Assets being sold to Buyer hereunder are non-assignable or non-transferable by Seller at Closing or any Consents required for such sale or assignment have not been obtained prior to Closing, the terms and provisions of Section 6.9 shall apply to each such Purchased Asset.  Seller shall assist Buyer in the exercise of its rights granted with respect to such Purchased Assets and to execute any and all such documents, instruments, consents, conveyances, and other items that may, from time to time after Closing, be necessary or incident to reflect Buyer’s full ownership of and to permit its free and full use and exercise of its rights with respect to all such Purchased Assets.  All such non-transferable or unassigned Purchased Assets licensed by Seller to Buyer hereunder shall be held by Seller as trustee, until fully assigned, transferred, or consent thereto has been received by Buyer (as the case may be), exclusively for the benefit of Buyer, and Seller shall remit and turn over to Buyer all benefits therefrom received by Seller after the Closing Date.

ARTICLE III

CLOSING

3.1Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement.  The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., Dallas, Texas time, on the Closing Date (the “Effective Time”).

3.2Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)The Purchased Assets and the possession thereof, free and clear of all Liens (other than Permitted Encumbrances with respect to the Real Property).

(b)The Deed duly executed by Seller.

(c)The Right-of-Way Assignments duly executed by Seller.

(d)The Bill of Sale duly executed by Seller.

(e)The Gas Transportation Agreement duly executed by Seller.

(f)Both Gas Processing Agreements duly executed by Seller.

(g)The Transition Services Agreement duly executed by Seller.

(h)A non-foreign affidavit required pursuant to Section 1445 of the Code, duly executed by Seller or its member, as appropriate.

(i)Evidence, in form and substance acceptable to Buyer, that Seller has filed an affidavit in Panola County, Texas reflecting the change of name from “URS Field Services, LLC” to Seller pursuant to the Articles of Amendment filed by Seller’s predecessor on February 14, 2007 with the Secretary of State of the State of Texas, and reflecting Seller as the current vested owner of the Real Property being conveyed to Buyer.

(j)All books and records and all of the designs, models, manuals, drawings, instructions, specifications and directions for the Purchased Assets, and all files, correspondence and other documents, instruments, papers, ticket forms and data belonging to Seller that are part of or relate to the Purchased Assets or the business conducted with respect to the Purchased Assets.

(k)Copies of any and all consents, waivers or approvals, if any, of (i) any Governmental Authority required to be obtained by Seller with respect to the consummation of the sale and transfer of the Purchased Assets or the execution and delivery of any of the Ancillary Documents, and (ii) any other Person obtained by Seller with respect to the consummation of the sale and transfer of the Purchased Assets or the execution and delivery of any of the Ancillary Documents.

(l)Copies, certified by the Secretary or Assistant Secretary of Seller (or other appropriate officers or managers), of resolutions of Seller authorizing the execution and delivery of this Agreement, the Seller Ancillary Documents and the other documents contemplated herein and the transactions contemplated hereby, and the incumbency of Seller’s signatories, in such form as reasonably approved by Buyer.

(m)Copies, certified by the Secretary or Assistant Secretary of Guarantor (or other appropriate officers or partners), of resolutions of Guarantor or its general partner authorizing the execution and delivery by Seller of this Agreement, the Seller Ancillary Documents, and the other documents contemplated herein to be executed and delivered by Seller and the transactions contemplated hereby, and the execution and delivery by Guarantor of the Guaranty, and the incumbency of Guarantor’s or its general partner’s signatories, in such form as reasonably approved by Buyer.

(n)UCC-3 termination statements and other releases in form and substance satisfactory to Buyer, of any Liens on any of the Purchased Assets (other than Permitted Encumbrances on the Real Property), including Liens by the Bank and any other lenders under the Credit Agreement.

(o)The Bank Consent.

(p)The Guaranty, duly executed by the guarantor thereto.

(q)A Texas Statement of Occasional Sale (Form 01-917), dated as of the Closing Date, duly executed by Seller.

(r)All currently effective “Spill Prevention, Control and Countermeasure Plans” or any similar plans under which Seller owns or operates the Purchased Assets.

(s)All currently effective risk management or similar plans under which Seller owns or operates the Purchased Assets.

(t)The Shared Facilities Memorandum duly executed by Seller.

(u)The NGL Balancing Agreement duly executed by Seller.

(v)The TEPPCO Interconnection Agreement Assignment duly executed by Seller.

(w)The NGL Marketing Agreement duly executed by Seller.

3.3Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)The Purchase Price as provided in Section 2.3.

(b)The Right‑of‑Way Assignments duly executed by Buyer.

(c)The Bill of Sale duly executed by Buyer.

(d)The Assumption Agreement duly executed by Buyer.

(e)The Gas Transportation Agreement duly executed by Buyer.

(f)Both Gas Processing Agreements duly executed by Buyer.

(g)The Transition Services Agreement duly executed by Buyer.

(h)A certificate of the Secretary or Assistant Secretary of Buyer (or other appropriate officer or manager), of resolutions authorizing the execution and delivery of this Agreement, the Buyer Ancillary Documents and the other documents contemplated herein and the transactions contemplated hereby, and the incumbency of Buyer’s signatories, in such form as reasonably approved by Seller.

(i)The Shared Facilities Memorandum duly executed by Buyer.

(j)The NGL Balancing Agreement duly executed by Buyer.

(k)The TEPPCO Interconnection Agreement Assignment duly executed by Buyer.

(l)The NGL Marketing Agreement duly executed by Buyer.

3.4Prorations.  On the Closing Date, the real and personal property taxes with respect to the Purchased Assets shall be prorated between Buyer, on the one hand, and Seller, on the other hand, effective as of the Effective Time with Seller being responsible for amounts related to the period prior to but excluding the Effective Time and Buyer being responsible for amounts related to the period at and after the Effective Time.  If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined as promptly as possible after the Effective Time.  All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.

3.5Reimbursement.  If Buyer, on the one hand, or Seller, on the other hand, pays any Tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any Tax refund or credit applicable to a Tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

4.1Organization.  Seller is a member-managed limited liability company duly organized and validly existing under the Applicable Laws of the State of Texas.

4.2Authorization.  Seller has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by Seller of this Agreement and any Seller Ancillary Documents and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller. This Agreement and each Seller Ancillary Document has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3No Conflicts or Violations; No Consents or Approvals Required.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of Seller’s certificate of formation, limited liability company agreement or any Contract or Permit to which Seller is a party or its assets are bound, or (b) violate any Applicable Law to which Seller is subject or to which any Purchased Asset is subject. No Consent of any Governmental Authority is required in connection with the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.4Absence of Litigation.  There is no Action pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates relating to the transactions contemplated by this Agreement or the Seller Ancillary Documents or the Purchased Assets which, if adversely determined, would reasonably be expected to materially impair the ability of Seller to perform its obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

4.5Brokers and Finders.  No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Seller who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

4.6Permits.  To Seller’s Knowledge, it is operating in all material respects in compliance with the terms of its Permits that relate to the Purchased Assets; and there is no Action pending or, to the knowledge of Seller, threatened before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of Seller’s Permits relating to the Purchased Assets.

4.7Compliance with Environmental Laws and Other Applicable Laws.  To Seller’s Knowledge and except for matters that in the aggregate would not reasonably be expected to result in a Material Adverse Effect, Seller is owning and operating the Purchased Assets in compliance with Environmental Laws and all other Applicable Laws.

4.8Removal of Liens Securing Indebtedness for Borrowed Money.  On or prior to the Closing Date, Seller has taken all such actions as are reasonably required to remove any Liens on the Purchased Assets securing indebtedness for borrowed money, to the end that from and after the Closing Date Buyer will hold the Purchased Assets free and clear of such Liens.

4.9Non-Foreign Person.  Neither Seller nor any member of Seller is a foreign person within the meaning of Section 1445 of the Code.

4.10Third-Party Options.  Seller has not granted, and to Seller’s knowledge no other Person has granted, to any Person, and to Seller’s Knowledge no Person possesses, any right of first refusal, option or preferential right to purchase any of such Purchased Assets, except pursuant to the terms of this Agreement.

4.11Title to Personal Property.  Seller owns and has good and marketable title to all of the personal property that is included in the Purchased Assets, free and clear of all Liens.  Seller has the valid right to use, and enjoy peaceful and undisturbed possession of, all personal property included in the Purchased Assets.  No Person other than Seller owns any assets or property used in the operation of the Purchased Assets.

4.12Real Property.

(a)Title.  Schedule 4.12(a) provides reference to the deeds containing a true and correct legal descriptions of the Real Property.  Except as set forth on Schedule 4.12(a), Seller has exclusive, good and marketable title to the Real Property, free and clear of all Liens other than Permitted Encumbrances.  There are no leases, licenses or other occupancy agreements affecting the Real Property or any portion thereof.  There are no Contracts to purchase or sell, or options or similar rights to purchase or sell, any of the Real Property.

(b)Eminent Domain.  Except as set forth on Schedule 4.12(b), Seller has not received notice that any Governmental Authority having jurisdiction over the Real Property intends to exercise the power of eminent domain with respect to any of the Real Property or other matters materially and adversely affecting the current use, occupancy or value thereof, and to Seller’s Knowledge the Real Property has all Permits necessary for the occupancy or use thereof.

(c)Tax Parcels.  True and correct copies of the current real estate tax bills for the Real Property have been delivered to Buyer by Seller.

(d)No Liens.  There is no construction on the Real Property or any portion thereof.  Seller does not owe any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Real Property or any portion thereof for which such Person could claim a Lien.

(e)Surveys; Title Insurance.  Copies of any current surveys in Seller’s or its Affiliates’ possession with respect to the Real Property owned by Seller have heretofore been delivered by Seller to Buyer.  Seller has no title insurance applicable to the Real Property.

(f)Boundary Disputes.  To Seller’s Knowledge, there are no disputes with third parties regarding any encroachments, overlaps, boundary line disputes or similar matters with respect to the Real Property.

(g)Parties in Possession.  There are no parties (other than Seller) in possession of any of the Real Property.

(h)Assessments.  Seller has not received written notice from any Governmental Authority that the assessed value of any of the Real Property has been increased from that upon which real property Taxes were paid for the most recently completed tax year.

4.13Rights-of-Way.

(a)Schedule 4.13(a) sets forth a list or description, that is complete and accurate in all material respects, of any and all Rights-of-Way relating to the Purchased Assets to which Seller is a party.

(b)Except as set forth on Schedule 4.13(b), all of the Rights-of-Way set forth on Schedule 4.13(a) are: (i) legal, valid, binding and enforceable in accordance with their terms and in full force and effect; (ii) to Seller’s Knowledge, no reason exists why the Rights-of-Way should not continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) to Seller’s Knowledge, no Person is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination or modification under the Rights‑of‑Way; (iv) to Seller’s Knowledge, no Person has repudiated any provision thereof; (v) to Seller’s Knowledge, are freely assignable to Buyer; and (vi) to Seller’s Knowledge, may be transferred or assigned to Buyer at the Closing without consent or approval of the other parties thereto, and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder.  Except as may be provided in the Right-of-Way agreements and documents made available to Buyer for its review in conducting its due diligence investigation, none of the Rights-of-Way require the payment of any additional rents.

(c)Except as set forth on Schedule 4.12(b), Seller has not received notice that any Governmental Authority having jurisdiction over the Rights‑of‑Way intends to exercise the power of eminent domain with respect to any of the Rights‑of‑Way or other matters materially and adversely affecting the current use, occupancy or value thereof, and to Seller’s Knowledge Seller has all Permits necessary for the occupancy or use of the Rights‑of‑Way.

(d)Seller is not performing or causing the performance of any construction on the Rights‑of‑Way or any portion thereof.  Seller does not owe any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Rights‑of‑Way or any portion thereof for which such Person could claim a Lien.

4.14Environmental Matters.  Except as set forth on Schedule 4.14:

(a)Seller has not entered into, and is not subject to, any consent order, consent decree, contractual obligation, compliance order or administrative order with any Governmental Authority pursuant to any Environmental Law that materially restricts the future use of any of the Purchased Assets or that requires any material Remediation, payment of funds, or other change in the present condition or use of any of the Purchased Assets.

(b)Seller (in connection with the Purchased Assets) and the Purchased Assets are not subject to any pending or, to Seller’s Knowledge, threatened Claim related to any alleged non-compliance with or Liability pursuant to Environmental Laws that could reasonably be expected to result in any material Liability.

(c)To Seller’s Knowledge it is not and has not been within the preceding five (5) years in violation in any material respect of any Environmental Law or any Environmental Permit relating to the Purchased Assets.

(d)To Seller’s Knowledge:  Seller possesses all Environmental Permits for the ownership, use, and operation of the Purchased Assets; none of such Environmental Permits is subject to cancellation or termination or to pending renewal, amendment or modification for which material expenditures, capital improvements, or changes in operation as a condition or as a result of such renewal, amendment, or modification will be necessary.

(e)To Seller’s Knowledge, no Hazardous Materials have been released by Seller or any other Person, or are present in the environment at, on, under or from any of the Purchased Assets, for which material Remediation obligations reasonably could be expected to arise.

(f)As of the date hereof, to Seller’s Knowledge it has made available to Buyer a copy of all material files, including regulatory files, abstracts, environmental data or information, reports, maps, drawings, surveys, books, records, and agreements regarding environmental matters in Seller’s possession or control and relating to the Purchased Assets.

4.15Shared Facilities.  Seller owns or has the legal right to use, and has the right, power and authority to convey to Buyer pursuant to the provisions of Section 6.7, the rights and interests licensed or granted to Buyer pursuant to Section 6.7, including with respect to each of the Interconnection Facilities referenced on Schedule 6.7(c) and the TEPPCO Interconnection Agreement.  Seller has provided to Buyer true and correct copies of all Contracts affecting the Interconnection Facilities and the TEPPCO Interconnection Agreement.

4.16Delivery of Documents.  Seller has delivered to Buyer true and complete copies of (a) all Contracts for Rights-of-Way and (b) all other documents (including all amendments, modifications, supplements or waivers currently in effect) described in any Schedule hereto or required to be delivered on or before the date hereof.

4.17Taxes.  All Tax Returns that are required to have been filed by or with respect to Seller with respect to the Purchased Assets have been duly and timely filed, and all such Tax Returns were correct and complete, to the extent that the failure to file any such Tax Return or pay any such Tax could result in a Lien on the Purchased Assets.  All Taxes that are required to have been paid by Seller with respect to the Purchased Assets have been duly and timely paid in full, to the extent that the failure to pay any such Tax could result in a Lien on the Purchased Assets.  There have been no waivers of any statute of limitations in respect of Taxes with respect to the Purchased Assets or any extension of time with respect to a Tax assessment or deficiency with respect to the Purchased Assets.  There are no pending or active audits or legal proceedings by or before any Governmental Authority involving Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other Claims for unpaid Taxes of Seller with respect to the Purchased Assets.  None of the Purchased Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, except Permitted Encumbrances.  None of the Purchased Assets is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).  None of the Purchased Assets constitutes omitted property for ad valorem or property Tax purposes.  None of the Purchased Assets is an interest in a partnership for U.S. federal income tax purposes.

4.18ERISA.  Buyer’s purchase of the Purchased Assets will not cause Buyer to incur any liability under Title IV of ERISA or Section 412 of the Code.

4.19Seller’s Acknowledgement of Fair Value.  Seller acknowledges that prior to the Closing Date Seller or its Affiliate had (a) been in default under the Credit Agreement, but received a waiver or forbearance by the Bank and the required lenders under the Credit Agreement with respect thereto, while also facing challenges in its business given the status of the oil and gas energy markets resulting in public disclosure by Seller’s Affiliate regarding its “going concern uncertainty,” and (b) undertaken the engagement of investment bankers and third party advisors to review alternatives available to sell all or a portion of its assets to achieve liquidity and, as part of such effort, organized a data room to facilitate discussions with third parties to meet those objectives and had extensively marketed the Purchased Assets.  Seller acknowledges that the Bank and the required lenders under the Credit Agreement have consented to the transactions under this Agreement, including with respect to the Purchase Price and the disbursement thereof, and have released or agreed to release any and all Liens against the Purchased Assets being conveyed to Buyer.  Given the foregoing circumstances, the lack of higher and better offers for the Purchased Assets, and with the objective of trying to avoid foreclosure under the Credit Agreement and to responsibly raise needed capital, Seller, after approval by Guarantor, as its sole member, and the board of directors of Guarantor’s general partner, believes (i) it to be in the best interests of Seller to execute and deliver this Agreement with Buyer and to consummate the transactions contemplated herein and (ii) that the Purchase Price for the Purchased Assets and the Assumed Liabilities being assumed by Buyer pursuant to this Agreement represents fair value and the best available present value for the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

5.1Organization.  Buyer is a limited liability company, duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

5.2Authorization.  Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.  This Agreement and each Buyer Ancillary Document has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3No Conflicts or Violations; No Consents or Approvals Required.  The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party do not, and consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of Buyer’s certificate of formation or limited liability company agreement, or (b) violate any Applicable Law to which Buyer is subject that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. No Consent of any Governmental Authority is required in connection with the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.4Absence of Litigation.  There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates relating to the transactions contemplated by this Agreement or the Buyer Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

5.5Brokers and Finders.  No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.

5.6Shared Facilities.  Buyer has the limited liability company right, power and authority  to convey to Seller pursuant to the provisions of Section 6.7, the rights and interests licensed or granted to Seller pursuant to Section 6.7.

ARTICLE VI

COVENANTS

6.1Additional Agreements.  Subject to the terms and conditions of this Agreement and the Ancillary Documents, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or any Ancillary Document, upon the request of a Party the other Party and its duly authorized representatives shall use commercially reasonable efforts to promptly take all such action.

6.2Further Assurances.  After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties and acting to transfer or re-issue into Buyer’s name all Permits on the same terms and conditions, and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Following the Closing, Buyer and Seller agree to remit to the other Party or its Affiliates, as applicable, with reasonable promptness, any payments, rebates, bills or other correspondence received on or in respect of, or otherwise relevant to the other Party or its Affiliates, including with respect to Buyer, the Purchased Assets or, with respect to Seller, the Excluded Assets.

6.3Tax Matters.

(a)The Parties do not expect that any Transfer Taxes will arise as a result of the transactions contemplated under this Agreement.  Consistent with the foregoing, Seller shall provide Buyer with a completed and signed Texas Statement of Occasional Sale (Form 01-917), dated as of the Closing Date, at or prior to the Closing. Notwithstanding the foregoing, if the transactions provided in this Agreement are determined to be subject to Transfer Taxes, Seller shall bear and fully pay and discharge such Transfer Taxes.  Seller will determine, and Buyer will cooperate with Seller in determining the amounts, if any, of Transfer Taxes that are due in connection with the transactions contemplated by this Agreement and Seller will pay any such Transfer Taxes to Buyer or to the appropriate Governmental Authority.  The Parties shall cooperate and consult with each other (i) in connection with, and prior to, filing such Tax Returns to ensure that all such returns are filed in a consistent manner and (ii) in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met.

(b)Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other Party, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

6.4Cooperation on Litigation and Other Actions.  Each Party shall cooperate reasonably with the other Party, at the requesting Party’s expense (but including reasonable photocopying and delivery costs and out-of-pocket expenses to unaffiliated third parties, and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any proceedings, tax audits or other disputes involving any of the Parties hereto (other than in connection with Disputes between the Parties).

6.5Retention of and Access to Records.

(a)As of the Closing Date, Seller has delivered or caused to be delivered to Buyer all records that are in the possession or control of Seller or its Affiliates and that relate to the ownership or operation of the Purchased Assets. Buyer agrees to hold and maintain such records so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period of three years from the Closing Date or such longer time as may be required by Applicable Law, provided that if Buyer desires to destroy or dispose of such records during such period, it will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to Seller and if Seller does not accept such offer within thirty (30) days after receipt of such offer, Buyer may take such action.

(b)Buyer agrees to afford Seller and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the records provided to Buyer under Section 6.5(a) at no cost to Seller or its Affiliates (other than for reasonable photocopying and delivery costs and out-of-pocket expenses to unaffiliated third parties); provided, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentence, Buyer agrees to provide Seller and its Affiliates reasonable access to and the right to make copies of such records after the Closing for the purposes of assisting Seller and its Affiliates (a) in complying with Seller’s obligations under this Agreement, (b) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (c) in owning or operating the Excluded Assets, (d) in preparing Tax Returns, (e) in responding to or disputing any tax audit, (f) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets or (g) in asserting, defending or otherwise dealing with any third party claim or dispute by or against Seller or its Affiliates relating to the Purchased Assets.

6.6No Obligation to Hire Employees; No Liability for Seller’s Employee-Related Liabilities.  The Parties acknowledge that no employees of Seller or its Affiliates are being offered employment or being employed by Buyer on the Closing Date as part of the transactions contemplated by this Agreement, and subject to the terms of the Ancillary Agreements, Seller shall retain the responsibility for all Liabilities relating to its employees and contractors, including any and all (a) compensation and benefits of any kind whatsoever; (b) Liabilities of Seller or any of its Affiliates, including liabilities under ERISA, relating to the employment or termination of employment of their employees; and (c) any and all employment-related Claims or Actions arising from or relating to the transactions contemplated herein, none of which are being assumed by Buyer (the “Employee-Related Liabilities”); provided, however, that neither this Section 6.6 nor the definition of “Excluded Liabilities” shall in any respect diminish Buyer’s obligation to pay Seller for services or otherwise (including Buyer’s indemnification obligations) under the Transition Services Agreement.

6.7Agreements Concerning the Shared Facilities.  As an integral part of this Agreement and a condition to the purchase and sale of the Purchased Assets, and in order to facilitate the sale of the Purchased Assets to Buyer and provide for the ability of both Seller and Buyer to own, operate, use, maintain, repair, finance and transfer their respective assets and properties on and following the Closing Date, Seller and Buyer have agreed to the following provisions to govern certain rights and obligations they will have to each other on and following the Closing Date with respect to the Real Property, other real property and the personal property of each Party, as set forth below.  The Seller Panola I Inlet Facilities, the Interconnection Facilities and the NGL Pipeline and Interconnect, to the extent of the rights of access and use as provided for in this Section 6.7, are collectively referred to herein as the “Shared Facilities”.  Upon the expiration or termination of the rights of access and use granted in this Section 6.7 with respect to any asset or property, the affected Shared Facilities shall no longer be considered Shared Facilities under this Agreement.

(a)Separation Activities.  Seller and Buyer shall, promptly following the Closing, undertake the activities necessary to initiate and complete the separation of the ownership by Buyer of the Purchased Assets from any of Seller’s Excluded Assets or other retained assets in accordance with the diagram and separation activities noted thereon attached as Schedule 6.7 (the “Separation Activities”), for which the provisions of this Section 6.7 shall apply with respect to the Shared Facilities.  While Buyer and/or its representatives will lead, supervise and coordinate all Separation Activities, the Parties agree to cooperate, work with and communicate with each other to accomplish the Separation Activities as promptly as commercially reasonable and to have all separation activities noted on Schedule 6.7 completed within ninety (90) days following the Closing Date, at Seller’s sole cost and expense.

(b)Activities Affecting the Panola I Inlet Area Parcel.

(i)As a result of the consummation of the transactions contemplated by this Agreement, Seller will own or continue to own the following facilities (collectively, the “Seller Panola I Inlet Facilities”) that are located within the Panola I Inlet Area Parcel, as further depicted on Schedule 6.7(a):

Below Ground Facilities

•	12” P2 Common Inlet Pipeline
•	12” Yellow Fin Pipeline
•	12” Residue Header
•	8” Forest Compressor Line

Above Ground Facilities

•	8” Ultrasonic meter skid (to be installed downstream of residue gas filter)
•	Inlet manifold header
•	Control Valve & 6” Meter Skid (to be installed) measuring gas to be delivered by Seller to Buyer for processing at the Panola I Plant
•	12” Pig Launcher from Yellow Fin
•	12” Pig Launcher for Common Inlet
•	12” Residue Launcher
•	Inlet header – above ground piping
•	Slug Catcher SC1

(ii)In consideration of the purchase and sale of the Purchased Assets, and at no additional cost to Seller, Buyer agrees to provide Seller access to the Seller Panola I Inlet Facilities and the Real Property upon which they are located, and hereby grants to Seller a fully‑paid, royalty-free license, subject to the rights of third Persons, to use, operate, modify, repair, replace and otherwise fully hold, deal with, sell, lease, and otherwise dispose of any and all rights of Seller in and to the Seller Panola I Inlet Facilities.  All rights of access to the Real Property provided by Buyer to Seller pursuant to this Section 6.7 shall be subject to any policies then in effect by Buyer for such access, including those governing health, safety, the environment and emergencies.

(iii)Each Party shall maintain in good operating condition and repair, and in accordance with Applicable Law, all of its respective assets and properties and shall, upon cessation of the use thereof, promptly, at its sole cost and expense, cause the removal and proper disposal of such assets and properties, and in connection therewith restore any real and personal property of the other Party affected by the cessation or removal thereof.

(c)Activities Affecting the Panola I Plant Parcel.  The Parties acknowledge and agree that there will be no Shared Facilities on or with respect to the Panola I Plant Parcel, and no rights of access or use granted by Seller or Buyer in connection therewith, unless specified in the Transition Services Agreement or any subsequent written agreement executed and delivered by the Parties.

(d)Use of Downstream Residue Pipeline and Interconnects.  Seller has interconnection agreements with those Persons referenced on Schedule 6.7(c) and for the capacity therein referenced for delivery of natural gas residue from the tailgate of the Panola I Plant and the Panola II Plant into those interconnections (collectively, the “Interconnection Facilities”).  Seller hereby grants to Buyer, for a term of ten (10) years following the Closing Date, for the consideration paid for the Purchased Assets and at no additional cost, the right to access and to use fifty percent (50%) of the capacity and other rights held by Seller as of the Closing with respect to each of the Interconnection Facilities in order to permit Buyer the ability to deliver natural gas residue from the tailgate of the Panola I Plant into the Interconnection Facilities.  As part of the Separation Activities, Seller and Buyer shall cause the installation of a new meter downstream of the residue gas filter and upstream of the CenterPoint Energy Interconnection Facilities (as referenced on Schedule 6.7(c)) on Buyer’s 12” natural gas residue pipeline conveyed to Buyer as part of the Purchased Assets.

(e)Costs of the Interconnection Facilities.  The rights granted by Seller to Buyer in this Section 6.7 are granted in consideration of Buyer’s payment of the Purchase Price, and at no additional cost; provided that Buyer agrees to pay fifty percent (50%) of all of Seller’s out-of-pocket third party costs of repair, maintenance, upgrades and the like in respect of the Interconnection Facilities during such ten(10) year term, upon substantiation by Seller to Buyer of the costs therefor.

(f)Use of Downstream NGL Pipeline and Interconnect.

(i)Seller and Buyer have agreed that the Purchased Assets shall include the NGL Pipeline and Interconnect and the TEPPCO Interconnection Agreement which shall be conveyed to Buyer on the Closing Date as part of the Purchased Assets and shall include any and all Rights‑of‑Way associated with the NGL

Pipeline and Interconnect referenced as “Doc# 137366” (Grantor, Atmos Energy Corporation) under the “Easements” heading on Schedule 4.13(a) and any and all required Consents from third Persons with respect thereto, which Consents shall permit the transfer to Buyer or any of its Affiliates.  The TEPPCO Interconnection Agreement shall be conveyed by Seller to Buyer pursuant to the TEPPCO Interconnection Agreement Assignment.  The Parties agree that in the event that the foregoing Consents (including the Consent for the TEPPCO Interconnection Agreement Assignment) are not received by Buyer at the Closing, the provisions of Section 6.9 shall apply with respect to the rights of Buyer and the obligations of Seller with respect to such Purchased Assets.

(ii)In consideration of the purchase and sale of the Purchased Assets, and at no additional cost to Seller (except as provided in Section 6.7(f)(iii)), subject to the receipt of the Consents referenced in Section 6.7(f)(i), Buyer hereby grants to Seller a fully‑paid, royalty‑free license to access and use the NGL Pipeline and Interconnect for a term expiring on the earlier of (A) one (1) year following the Closing Date or (B) such date as Seller has completed alternate facilities which are commercially operational for movement of natural gas liquids from the Panola II Plant.  Seller agrees to promptly (and within two (2) Business Days) notify Buyer in writing upon completion of the activities referenced in clause (B) of the immediately preceding sentence.

(iii)The rights granted by Buyer to Seller in this Section 6.7(f) are granted in consideration of Seller’s agreement to pay Buyer fifty percent (50%) of all of Buyer’s out-of-pocket third party costs of repair, maintenance, upgrades and the like in respect of the NGL Pipeline and Interconnect during the term provided in Section 6.7(f)(ii), upon substantiation by Buyer to Seller of the costs therefor.

(iv)In the event that an emergency, force majeure event or any other circumstance (including the existing operational capacity of the NGL Pipeline and Interconnect) constrains either Party’s ability to move natural gas liquids into and through the NGL Pipeline and Interconnect, the Parties agree that, absent any other written agreement between the Parties to the contrary, any and all rights of such Party to effect deliveries of natural gas liquids into and through the NGL Pipeline and Interconnect shall be equally reduced.

(v)At the Closing, the Parties shall execute and deliver a balancing agreement (the “NGL Balancing Agreement”) to address the natural gas liquids delivered into the NGL Pipeline and Interconnect by each Party and to account for the differences in natural gas liquids and the components thereof entering the NGL Pipeline and Interconnect from the Panola I Plant and the Panola II Plant as metered at each such plant or by any other Person at the NGL Pipeline and Interconnect.

(g)Indemnification under this Section 6.7.

(i)The provisions of this Section 6.7(g) shall apply to all of the provisions of this Section 6.7, but, notwithstanding anything to the contrary, the provisions of Article VII (including the limitations in Section 7.4) shall not apply to Section 6.7.

(ii)Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Claims, Actions or Liabilities incurred or suffered by any Buyer Indemnified Parties resulting from Seller’s (or any of the Seller Indemnified Parties’) operations, actions or activities with respect to the Shared Facilities or the real property on which they are located, to the extent (and only to the extent or proportionate part) arising from or attributable to the sole, joint or concurrent negligence, willful misconduct, fault or breach of duty (whether statutory, implied or contractual) of Seller (or any Seller Indemnified Party), provided, however, that none of the Buyer Indemnified Parties shall be entitled to indemnification or defense under this Section to the extent such Claims, Actions or Liabilities arise from or are attributable to the sole, joint or concurrent negligence, willful misconduct, fault or breach of duty (whether statutory, implied or contractual) of any Buyer Indemnified Party.

(iii)Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against all Claims, Actions or Liabilities incurred or suffered by any Seller Indemnified Party resulting from Buyer’s (or any of the Buyer Indemnified Parties’) operations, actions or activities with respect to the Shared Facilities or the real property on which they are located, to the extent (and only to the extent or proportionate part) arising from or attributable to the sole, joint or concurrent negligence, willful misconduct, fault or breach of duty (whether statutory, implied or contractual) of Buyer (or any Buyer Indemnified Party), provided, however, that none of the Seller Indemnified Parties shall be entitled to indemnification or defense under this Section to the extent such Claims, Actions or Liabilities arise from or are attributable to the sole, joint or concurrent negligence, willful misconduct, fault or breach of duty (whether statutory, implied or contractual) of any Seller Indemnified Party.

(iv)The Parties agree that the indemnity, hold harmless and defense obligations in this Section 6.7 shall not be waived, limited or in any way affected by any limitation on the amount or type of damages, compensation or benefits payable by or for Seller or Buyer under any workers’ compensation Applicable Law, disability benefits Applicable Law, or other employee benefits Applicable Law.

(v)The Parties agree that their indemnity, hold harmless and defense obligations in this Section 6.7 shall not be relieved or diminished by securing insurance coverage in accordance with this Section 6.7.

(vi)The indemnity, hold harmless and defense obligations in this Section 6.7 shall survive the Closing.

(h)Insurance.

(i)Seller’s Insurance.  Seller shall at its expense maintain, with an insurance company or companies authorized to do business in the State of Texas, insurance coverages of the kind and in the amounts set forth on Schedule 6.7(h), insuring the risks, liabilities and indemnity obligations specifically assumed by Seller in this Section 6.7, including the indemnification provisions set forth in this Section 6.7. Seller shall procure from the company or companies writing said insurance a certificate, or certificates, confirming that said insurance is in full force and effect and that said insurance shall not be canceled or materially changed without at least ten (10) days’ prior written notice to Buyer.  For the risks, liabilities and indemnity obligations assumed hereunder by Seller, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against the Buyer Indemnified Parties. Seller shall cause its underwriters to name the Buyer Indemnified Parties as additional insureds but only to the extent of the risks, obligations, liabilities and indemnification obligations assumed by Seller in this Section 6.7.

(ii)Buyer’s Insurance.  Buyer shall at Buyer’s expense maintain, with an insurance company or companies authorized to do business in the State of Texas, insurance coverages of the kind and in the amounts set forth on Schedule 6.7(h), insuring the risks, liabilities and indemnity obligations specifically assumed by Buyer in this Section 6.7, including the indemnification provisions set forth in this Section 6.7.  Buyer shall procure from the company or companies writing said insurance a certificate, or certificates, confirming that said insurance is in full force and effect and that said insurance shall not be canceled or materially changed without at least ten (10) days’ prior written notice to Seller. For the risks, liabilities and indemnity obligations assumed hereunder by Buyer, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against the Seller Indemnified Parties. Buyer shall cause its underwriters to name the Seller Indemnified Parties as additional insureds but only to the extent of the risks, obligations, liabilities and indemnification obligations assumed by Buyer in this Section 6.7.

(iii)Insurance Primary.  The indemnifying party’s liability insurance shall be primary to the extent of the releases, indemnification obligations and assumptions of liability of the indemnifying party under this Section 6.7.  Seller agrees that the Seller Indemnified Parties shall not be entitled to assert a claim against Buyer’s insurance with respect to risks and liabilities assumed by Seller or as to which Seller has agreed to indemnify Buyer under this Section 6.7.  Buyer agrees that the Buyer Indemnified Parties shall not be entitled to assert a claim against Seller’s insurance with respect to risks and liabilities assumed by Buyer or as to which Buyer has agreed to indemnify Seller under this Section 6.7.

(iv)Insurance Constitutes Separate Obligations.  Notwithstanding any other provision of this Agreement to the contrary, the Parties hereby acknowledge and agree that, to the maximum extent permitted under Applicable Law, the insurance and indemnity obligations are separate and distinct duties of the Parties under this Agreement.  Except as may be mandated by Applicable Law, the indemnity obligations contained in this Section 6.7 shall not be limited by the insurance requirements of this Section 6.7 and Schedule 6.7(h).

(i)Cooperation and Non-Interference; Audit Rights.

(i)From and after the Closing, each Party covenants and agrees to conduct its operations with respect to the Shared Facilities as a prudent operator, in accordance with all Applicable Laws, and with due regard for the other Party’s rights and interests to use its own assets and properties and the Shared Facilities.  The Parties agree to maintain an on-going informal process of communication and sharing of any material information concerning their respective activities with respect to the Shared Facilities during the respective term for the use thereof.

(ii)In connection with their respective operations, each Party covenants not to unreasonably interfere with the surface operations of the other Party.  Each Party agrees, to the extent permitted to do so under its applicable Contracts, to use commercially reasonable efforts to accommodate requests by the other Party regarding rights and terms to share use, access, and/or ownership of any and all Surface Rights.  Except as otherwise provided in this Section 6.7, neither Party shall have the right to use any equipment of the other Party in connection with its operations, without such other Party’s prior written consent (which consent may be granted or denied at the sole discretion of such other Party).

(iii)Each Party shall, upon written request of the other Party and except as limited by confidentiality, privilege or Applicable Law, furnish to the requesting Party invoices and other documents and records substantiating all Separation Activities and all activities conducted by a Party with respect to the Shared Facilities and the activities performed under this Section 6.7.  Each Party agrees that it will preserve and keep the records associated with the subject matter of this Section 6.7 for at least four (4) years following the date of the activity performed and shall make such records and personnel available to the other Party as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of a Party or in order to enable a Party to comply with or perform their respective obligations under this Section 6.7.  In the event a Party wishes to destroy such records within four (4) years following the date of the activity performed, such Party shall first give ninety (90) days’ prior written notice to the other Party, and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that ninety (90)-day period, to take possession of the records.

(iv)Each Party covenants and agrees that it will make timely payment to any Person who provide services on behalf of such Party with respect to property or assets of such Party or the other Party.

(j)Ad Valorem Taxes.    Except as otherwise specifically provided in this Agreement, each Party shall be responsible for all ad valorem taxes assessed and due and payable on its respective assets and properties.

(k)Disclaimer of Joint Liability.  The provisions of this Section 6.7 do not create the relationship of a partnership or joint venture between the Parties, and no single act done by either Party pursuant to the provisions hereof shall operate to create such relationship, nor shall the provisions of this Section 6.7 be construed as creating such relationship.  The liability of the Parties shall be several and not joint or collective, and each Party shall be responsible only for its own obligations as set forth in this Section 6.7.

6.8Right of First Offer to Purchase.  In consideration of the other terms and conditions of this Agreement and the compliance and fulfillment by Seller of all of its obligations under this Agreement, Buyer has agreed to grant to Seller, but not to any successor (including with respect to any successor by operation of law) or assign of Seller other than to Guarantor or, with the written consent of Seller and Guarantor, Azure Midstream Holdings, LLC (and which shall, in any such case, be with respect to all of the rights in this Section 6.8), the right of first offer and other rights as provided in this Section 6.8, all of which shall be personal to Seller or Azure Midstream Partners, LP for a period of three (3) years following the Closing Date, as follows:

(a)Notice of Proposed Transfer of Interest.  In the event that Buyer or its Affiliate determines to undertake a Transfer of Interest (i.e., to market its equity or assets), then Buyer or its Affiliate shall notify Seller in writing of such desire (the “Transfer Notice,” which term shall include any Transfer Notice modified as referenced below).  The Transfer Notice shall provide information about the price and terms on which Buyer is proposing to consummate the Transfer of Interest with Seller or request Seller to make an offer to Buyer to purchase the assets or interests subject to the Transfer Notice, including any material terms of the proposed offer or sale desired to be set forth by Buyer, including the time for consummation of such acquisition.

(b)Combined Sales.  In the case of a combined sale of Align and its controlled Affiliates or their respective assets or interests with other assets or interests not controlled, directly or indirectly by Align, in the case of a Change of Control, or if the proposed Transfer of Interest is structured as a like‑kind exchange, the Align assets or interests that are subject to the Transfer of Interest shall be separately valued and the Transfer Notice shall state the monetary value attributed to those assets or interests and the terms of sale applicable only with respect to the sale of those assets or interests (without imposing other obligations, properties or interests that are separate from the Transfer of Interest).

(c)Exercise of Right of First Offer.

(i)Within thirty (30) days following receipt of the Transfer Notice, Seller may exercise its preferential right to purchase the assets or interests subject to the Transfer of Interest (the “Offered Interests”) for the amount offered or designated by Buyer or its Affiliate in the Transfer Notice or such other amount and on such other terms as Buyer and Seller have agreed to in writing, which shall be deemed to be a modified Transfer Notice.  If Seller does not exercise its preferential right to purchase the Offered Interests pursuant to the terms set forth in the Transfer Notice (as same may be modified in writing) within thirty (30) days following receipt of the Transfer Notice and consummate the transactions timely as provided in the Transfer Notice, Buyer or its Affiliate shall be free to complete any Transfer of Interest to any other Person on substantially similar terms to those disclosed in the Transfer Notice provided that the purchase price or other consideration for the Offered Interests to be received by Buyer or its Affiliate must exceed one hundred and five percent (105%) of the purchase price set forth in the Transfer Notice (or otherwise agreed between Buyer and Seller in wiring as a modified Transfer Notice).

(ii)If Buyer or its Affiliate has not consummated any Transfer of Interest within a period of one (1) year following the date of delivery of the Transfer Notice to Seller, then any prospective Transfer of Interest shall again be subject to the provisions of this Section 6.8.

(iii)The right of Seller to exercise its preferential right to purchase the Offered Interests for any Transfer of Interest shall be subject to the following conditions:

(A)      Seller is not, at the time of the delivery by Buyer or its Affiliate to Seller of any Transfer Notice, in breach of any obligation, representation, warranty, covenant or other agreement made by Seller in this Agreement or in any Ancillary Document;

(B)      Seller provides reasonable financial assurances to Buyer and can demonstrate to Buyer the ability to perform its obligations to purchase the Offered Interests upon any exercise by Seller of its preferential purchase right under this Section 6.8; and

(C)      Neither Seller nor any Affiliate controlling Seller has taken or  acquiesced in the taking of an action seeking relief under, or advantage of, an applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally.

(d)Transfer of Interest Not Affected by the Right of First Offer.  The provisions of this Section 6.8 shall not apply when Buyer or any Affiliate:

(i)proposes to mortgage, pledge, hypothecate, or grant a security interest in all or a portion of its assets, equity interests or properties, or with respect to any foreclosure, transfer in lieu of foreclosure, assignment, or other conveyance of title affecting any of the foregoing resulting from any mortgage, pledge, hypothecation, or grant of a security interest, following which the provisions of this

Section 6.8 shall be automatically terminated without any further action of the Parties; or

(ii)proposes to dispose of any assets or equity interests by:

(A)      a Transfer of Interest to an Affiliate (provided that the provisions of this Section 6.8 shall apply to any Transfer of Interest by such Affiliate or prospective Affiliates to a non‑Affiliate); or

(B)      a Change of Control resulting from a Qualified IPO; or

(iii)receives an offer from a non-affiliated Person for a Transfer of Interest that Buyer or its Affiliates did not solicit.

(e)Term.  This Section 6.8 shall be deemed to be automatically terminated without any further action of the Parties and of no force or effect from and after the date which is the third (3rd) year anniversary of the Closing Date.

(f)No Other Restrictions on Buyer’s Activities.  Except for the provisions set forth in this Section 6.8, no restrictions whatsoever shall be placed on Buyer’s or its Affiliates’ ability to own, lease, finance, operate, acquire or divest their respective assets, equity interests or businesses.

6.9License Agreement.

(a)The Purchased Assets set forth on Schedule 6.9 require that the relevant counterparty consent to the assignment of such Purchased Assets.  Pending the receipt of such consents and the actual assignment of those Purchased Assets from Seller to Buyer, Seller has agreed to provide for Buyer an exclusive, irrevocable, worldwide, fully-paid, royalty-free license and right to use, amend, substitute, modify, and otherwise fully hold, deal with, sell, lease and otherwise dispose of any and all rights of Seller in and to the Purchased Assets more particularly described on Schedule 6.9.

(b)Without limiting Buyer’s rights provided under this Agreement, until consent is received under the relevant instrument set forth on Schedule 6.9 and the actual assignment of such instrument from Seller to Buyer by separate written instrument recorded in the official public records of the relevant county, (i) Buyer shall have the exclusive, irrevocable, worldwide, fully-paid, royalty-free license and right to use, amend, substitute, modify, and otherwise fully hold, deal with, sell, lease, and otherwise dispose of any and all rights of Seller in and to each and all of such Purchased Assets identified on Schedule 6.9, whether transferable or otherwise, (ii) Seller shall hold such Purchased Assets for the sole benefit of Buyer and shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer and its successors and assigns the benefits of such Purchased Assets, and (iii) after the Closing Date, Seller shall use commercially reasonable efforts to secure all such consents required for the sale and assignment of all Purchased Assets identified on Schedule 6.9 as expeditiously as possible such that each such asset may be transferred and assigned to Buyer as soon as reasonably practicable following the date hereof; provided, that in exercising commercially reasonable efforts to obtain such consents Seller shall not be obligated to incur any cost or expense to obtain the consent of any counterparty.  If any such consents have not been obtained within one (1) year from the date hereof, then, at the option of Buyer, Seller shall promptly release any unassigned Rights-of-Way and Buyer may, at Buyer’s sole cost and expense, obtain new grant(s) as appropriate.

6.10WAIVERS AND DISCLAIMERS.  BUYER HAS HAD THE OPPORTUNITY TO CONDUCT, AND HAS CONDUCTED, A “DUE DILIGENCE” REVIEW OF THE PURCHASED ASSETS, AND, EXCEPT TO THE EXTENT AND SUBJECT TO BUYER’S REMEDIES PROVIDED HEREIN AND IN THE ANCILLARY DOCUMENTS, BUYER ACCEPTS ALL RISKS RELATED TO THE PURCHASED ASSETS AND THEIR CONDITION. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PURCHASED ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE PURCHASED ASSETS, OR COMPLIANCE WITH ENVIRONMENTAL LAWS GENERALLY, (B) THE INCOME TO BE DERIVED FROM THE PURCHASED ASSETS, (C) THE SUITABILITY OF THE PURCHASED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED IN CONNECTION WITH SUCH PURCHASED ASSETS, OR OPERATING COSTS OR CAPITAL COSTS EXPECTED TO BE INCURRED IN CONNECTION WITH THE FUTURE OPERATION OF THE PURCHASED ASSETS, (D) THE COMPLIANCE OF OR BY THE PURCHASED ASSETS OR THEIR OPERATION WITH ANY APPLICABLE LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS OR (F) THE ADEQUACY OR CONDITION OF BUYER’S RIGHTS IN OR TITLE TO ANY RIGHTS-OF-WAY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY.  EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT

PERMITTED BY APPLICABLE LAW, THE TRANSFER AND CONVEYANCE OF THE PURCHASED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE PURCHASED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS REFERRED TO IN THIS SECTION 6.10.  THIS SECTION 6.10 SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE PURCHASED ASSETS. THE PROVISIONS OF THIS SECTION 6.10 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PURCHASED ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS.

ARTICLE VII

INDEMNIFICATION

7.1Indemnification of Buyer and Seller.  From and after the Closing and subject to the provisions of this Article VII, (i) Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

7.2Defense of Third-Party Claims.  An Indemnified Party shall give prompt written notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Action or Claim by a third party (collectively, a “Third Party Action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VII except to the extent the failure to give such notice prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third Party Action on such terms as it deems appropriate; provided, however, that:

(a)The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

(b)The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third Party Action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if such settlement, compromise, admission, or acknowledgment would have a material adverse effect on the Indemnified Party’s business;

(c)The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release, in reasonable form and on reasonable terms, from liability in respect of such Third Party Action; and

(d)The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the Third Party Action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this Article VII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

7.3Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.2 because no Third Party Action is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof.

Subject to the limitations set forth in Section 7.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such Claim except to the extent the resulting delay prejudices the position of the Indemnifying Party with respect to such Claim.

7.4Limitations.  The following provisions of this Section 7.4 shall limit the indemnification obligations hereunder:

(a)The representations and warranties set forth in this Agreement shall survive the Closing until 5:00 p.m., Dallas, Texas time, on the first anniversary of the Closing Date; provided, however, that (i) any representation and warranty that is the subject of a Claim for indemnification hereunder which Claim was timely made pursuant to Section 7.4(b)

shall survive with respect to such Claim until such Claim is finally paid or adjudicated and (ii) the Fundamental Representations shall survive indefinitely.

(b)The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article VII unless a written Claim for indemnification in accordance with Section 7.2 or Section 7.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time, on or prior to the first anniversary of the Closing Date; provided, however, that written Claims for indemnification for Indemnified Costs arising out of (i) a breach of any covenant made in this Agreement, (ii) the Excluded Assets, (iii) the Excluded Liabilities, or (iv) any representation or warranty contained in Sections 4.1,  4.2,  4.5,  4.17,  5.1,  5.2 and 5.5 (the “Fundamental Representations”) may be made at any time.

(c)An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article VII until the amount of all such Indemnified Costs exceeds, in the aggregate, One Million One Hundred Twenty-Five Thousand and No/100 Dollars ($1,125,000.00), in which event the Indemnifying Party shall pay or be liable for only such Indemnified Costs in excess of such amount. The aggregate liability of an Indemnifying Party under this Article VII shall not exceed Five Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($5,625,000.00).  The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of (i) a breach of any covenant, (ii) a breach of any Fundamental Representation, or (iii) in the case of Buyer, for any Buyer Indemnified Costs arising out of or related in any way to the Excluded Assets or Excluded Liabilities.  In addition, for purposes of this Article VII, applying the limitations set forth in this Section 7.4(c), and the determination of Indemnified Costs attributable to a breach of any representation or warranty set forth in this Agreement, the terms “Material Adverse Effect,” “material” or other terms of a similar nature, to the extent contained in such representation or warranty, shall be given no effect and shall be disregarded in their entirety.

(d)Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, Buyer’s and the other Buyer Indemnified Parties’ and Seller’s and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs, and except with respect to criminal activity, intentional misrepresentation or fraud, shall be in accordance with, and limited by, the provisions set forth in this Article VII.

7.5Exclusive Remedy; Waiver.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT, IF THE CLOSING OCCURS AND EXCEPT (i) AS PROVIDED IN THIS ARTICLE VII OR (ii) IN THE CASE OF CRIMINAL ACTIVITY, INTENTIONAL MISREPRESENTATION OR FRAUD ON THE PART OF ANY PARTY, NO PARTY SHALL HAVE ANY LIABILITY, AND NO OTHER PARTY SHALL MAKE ANY CLAIM FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER PARTY, THE INDEMNIFYING PARTIES AND THEIR RESPECTIVE AFFILIATES),

UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, OR WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAWS OR OTHERWISE.

(b)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT, NO INDEMNIFYING PARTY SHALL BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 7.5(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE VII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VII.

(c)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT TO THE CONTRARY AND EXCEPT WITH RESPECT TO CRIMINAL ACTIVITY, INTENTIONAL MISREPRESENTATION OR FRAUD, NO REPRESENTATIVE OR AFFILIATE OF ANY PARTY (OR ANY REPRESENTATIVE OF ANY SUCH AFFILIATE) IN SUCH CAPACITY SHALL HAVE ANY PERSONAL LIABILITY TO ANY PARTY AS A RESULT OF THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, EACH PARTY HEREBY WAIVES, AND SHALL CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY CLAIMS OR OTHER METHOD OF RECOVERY, WHETHER BASED IN CONTRACT, TORT OR STRICT LIABILITY, OR UNDER APPLICABLE LAW, AGAINST ANY SUCH REPRESENTATIVE OR AFFILIATE RELATING TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS.

7.6Express Negligence.  THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (EXCEPT FOR GROSS NEGLIGENCE, CRIMINAL ACTIVITY, INTENTIONAL MISREPRESENTATION AND FRAUD) OF ANY INDEMNITEE. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

7.7Conspicuous Disclosure.  The Parties agree and confirm that all provisions set forth in Section 7.5 and Section 7.6 are stated conspicuously and they understand and agree to such provisions.

7.8Tax Related Adjustments.  Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their Tax Returns as an adjustment to the Purchase Price.

ARTICLE VIII

MISCELLANEOUS

8.1Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.

8.2Notices.  All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five Business Days after mailing, provided that said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide, one Business Day after deposit therewith is prepaid; or (d) if by e-mail, one Business day after delivery when receipt is confirmed.  All notices will be addressed to the Parties at the respective addresses as follows:

if to Seller:

Marlin Midstream, LLC
12377 Merit Drive, Suite 300
Dallas, Texas 75251
Attn:  Chief Executive Officer

with a copy, which shall not constitute notice, to:

Azure Midstream Partners GP, LLC
12377 Merit Drive, Suite 300
Dallas, Texas 75251
Attn:  General Counsel

if to Buyer:

AMP ETX Gathering, LLC
2200 Ross Avenue, Suite 4600E

Dallas, Texas 75201
Attn:  Chief Financial Officer

or to such other address or to such other person as either Party will have last designated by written notice to the other Party.

8.3One Integrated Agreement; Severability.  This Agreement and the Ancillary Documents, and the terms and provisions hereof and thereof, are intended to be and shall be construed to be one integrated and interdependent agreement, and this Agreement and each

Ancillary Document and the terms and provisions hereof and thereof shall not be deemed severable from the other agreements constituting this Agreement and the Ancillary Documents or the terms and provisions hereof or thereof as a whole.  However, if any provision of this Agreement or any Ancillary Document is held illegal by a court of competent jurisdiction, such illegality will not affect the other provisions hereof and thereof, and the Parties will negotiate in good faith with a view to substitute for such illegal provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal provision.  The Parties acknowledge and agree that in the event the provisions of Section 6.7 (Agreements Concerning the Shared Facilities) or Section 6.9 (License Agreement) are materially breached by Seller or the material terms thereof are otherwise determined inoperative by a Governmental Authority, then upon such breach or determination Buyer shall provide written notice thereof to Seller and Seller shall have thirty (30) days to cure the breach.  In the event that Seller has not cured the breach within such thirty (30) day period, then (a) the provisions of Section 6.8  (Right of First Offer to Purchase) shall automatically be null and void and of no further force and effect and (b) the gathering fee as described in paragraph one of Exhibit C to the Gas Transportation Agreement (subject to further escalation as provided therein) shall thereupon be automatically increased by ten cents ($0.10) per MMBtu without further action of any Party or any other Person.  At the request of either Party, the Parties shall, and shall cause their respective Affiliates to, execute and deliver an amendment or any other instruments necessary to formally amend the Gas Transportation Agreement to reflect the provisions set forth herein.

8.4Governing Law.  THIS AGREEMENT AND EACH ANCILLARY DOCUMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT TO THE LAWS OF ANOTHER STATE.

8.5Confidentiality.  Reference is made to that certain Confidentiality and Non-Disclosure Agreement, dated February 1, 2016, executed by the Parties, which the Parties agree shall be automatically terminated effective as of the date hereof without further action of either Party.  Until the first year anniversary of the Closing Date, except as may be disclosed by Seller in connection with its compliance with Applicable Laws (e.g., governmental, regulatory or agency filings required of Seller or Guarantor and customary public company press releases, including without limitation Guarantor’s SEC filings and press release related to this Agreement, applicable portions of which have been or will be provided to Buyer for its review), (a) Seller will treat and hold as confidential all confidential and/or proprietary information relating to the Purchased Assets or operation thereof held by it prior to Closing and (b) Buyer will treat and hold as confidential all material non-public information it has received regarding Seller or Guarantor other than with respect to the Purchased Assets (collectively, the “Confidential Information”).  If either Party is requested or required (by oral question or request for information or documents in any proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive the requirements of this paragraph with respect thereto.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed, as such other Party shall designate.

8.6Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article VII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.7Assignment of Agreement.  Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto, provided, that Buyer may assign its rights, interests or obligations hereunder to any of its Affiliates, but any such assignment shall not relieve Buyer of its obligations under this Agreement.

8.8Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

8.9Integration.  This Agreement and the Ancillary Documents supersede any previous understandings or agreements between the Parties, whether oral or written, with respect to their subject matter.  This Agreement and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement and the Ancillary Documents.

8.10Amendment; Waiver.  This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing by the Party waiving its rights. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

ARTICLE IX

INTERPRETATION

9.1Interpretation.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)a defined term has its defined meaning throughout this Agreement and each Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)each Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Schedule, the provisions of the main body of this Agreement shall prevail;

(e)the term “cost” includes expense and the term “expense” includes cost;

(f)the headings and titles herein are for convenience only and shall have no significance in the interpretation;

(g)the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;

(h)any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(i)currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(j)unless the context otherwise requires, all references to time shall mean time in Dallas, Texas;

(k)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

(l)if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

9.2References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” “subsection,” or “Schedule” shall be to an Article, Section, subsection or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

MARLIN MIDSTREAM, LLC

By:	/s/ I.J. Berthelot, II

Name:	I.J. Berthelot, II

Title:	President

BUYER:

AMP ETX GATHERING, LLC

By:	Align Joaquin Gathering, LLC,
its sole and managing Member

	By:	AMP Gathering I, LP,
its sole member

		By:	AMP Gathering I GP, LLC,
its general partner

			By:	/s/ Francis Brinkman

			Name:	Francis Brinkman

			Title:	President and Chief
Executive Officer

[Signature Page to Asset Purchase Agreement]

Schedule 6.9 - 1